UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 30, 2026, the Chairperson and Chief Executive Officer of Vail Resorts, Inc. (“Vail Resorts”) sent an email to employees of Vail Resorts relating to Vail Resorts’ 2026 annual meeting of stockholders.
A form of the email is provided below.

Team,

As Bill shared earlier today, Keystone is officially open, marking the start of our 2026/27 season. I want to echo his thanks to everyone at Keystone and across the Company who has been working hard to welcome guests back to our resorts and prepare for a great season ahead.

Separately, I want to give you an update on the proxy process and activist campaign related to our Board of Directors. Because we are a publicly traded Company, our shareholders have a voice in the composition of our Board, which brings important outside perspective and expertise to our business. Given that, I want you all to hear from me about what’s happening, especially if you’re reading about it in the news.

I shared last month that we received five nominations for election to our Board during our annual shareholder nomination window. Four of those candidates were nominated by Oasis Management, one of our shareholders. Another shareholder, Gregory Meyer, nominated himself. That means this year’s Annual Meeting will include a contested Board election, where shareholders will have a choice between Vail Resorts’ recommended director nominees and the shareholder-nominated candidates.

Today, we took the next step in that process by filing our proxy statement and issuing a press release that includes a letter to our shareholders. These materials detail our perspective on the opportunities ahead for Vail Resorts, the significant actions we have taken over the past year and a half to strengthen the business, and the progress we are making through our Epic Experience strategy.

They also explain why our Board opposes these five nominees and recommends the election of our nine director nominees—namely because we strongly believe we have the right strategy, leadership, and oversight to build on recent momentum and lead to long-term success. The Board did a thorough review of all nominees and does not believe any of the five nominees are positioned to serve the long-term interests of our Company and our shareholders.

We also have serious concerns about the connection between the shareholder, Oasis, that nominated four of the five nominees, and Matthew Prince, who introduced two of those nominees approximately one week before they were nominated. Prince has long advocated for dismantling our integrated network, one of our most important strategic advantages, and has publicly stated he would like an activist to take over our Board and sell Park City Mountain to him. The Board believes his connection to Oasis and its nominees raises serious questions about the independence and judgment of Oasis’s nominees and the true motives of the campaign.

One thing you will see in the shareholder letter is a quote from Baron Capital, our largest shareholder and a Vail Resorts shareholder for 30 years, expressing their support for our Board and our strategy. I’m sharing an excerpt with you all directly because I think the perspective is important and highlights the alignment we have with many of our key stakeholders on the opportunities we have ahead of us:

“I believe that Vail Resorts has the right strategy to return to sustainable earnings growth and that there are meaningful opportunities that are not reflected in the stock today. This includes capturing more revenue through enhanced rental equipment and ski school offerings, and increasing engagement through continued investment in technology, mountain infrastructure, and the guest experience.”

Whether or not you own Vail Resorts stock, I encourage you to read the proxy and shareholder letter for more information about our strategy, our progress, and our Board’s nominees. If you do own shares, you will receive the proxy materials and information about how to vote ahead of the Annual Meeting for shareholders on December 14.

You’ve heard me say that these types of campaigns can be contentious. In the weeks ahead, a lot may be said about our Company—some of which we may respond to, and some of which we may not. Regardless, that shouldn’t distract us. With our season now underway, we have so much to be excited about, and we all need to stay focused on delivering an Experience of a Lifetime for our guests and for each other.

Thank you again for everything you are doing to support one another, serve our guests, and set us up for a great season.

Rob